SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement                                         ☐    Confidential, for Use of the Commission

                                                                                                         Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PAN PACIFIC RETAIL PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

April 4, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc. to be held at 11:00 a.m. (PDT) on Thursday, May 8, 2003 at the Del Mar Marriott, San Diego, 11966 El Camino Real, San Diego, California.

At the Annual Meeting, you will be asked to consider and vote upon the election of two directors to our Board of Directors, an amendment to the 2000 Stock Incentive Plan of Pan Pacific Retail Properties, Inc. and, if properly presented at the meeting, one stockholder proposal.

The election of the members of the Board of Directors, the plan amendment and the stockholder proposal, if properly presented at the meeting, are more fully described in the accompanying proxy statement. We urge you to carefully review the proxy statement.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS, A VOTE FOR THE AMENDMENT TO THE 2000 PLAN AND A VOTE AGAINST THE STOCKHOLDER PROPOSAL AS DETAILED IN THE ACCOMPANYING PROXY STATEMENT.

YOUR VOTE IS IMPORTANT TO US WHETHER YOU OWN FEW OR MANY SHARES. Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting and wish to vote your shares personally you may do so at anytime before the Proxy is voted.

I hope to see you at the Annual Meeting,

PAN PACIFIC RETAIL PROPERTIES, INC.

Stuart A. Tanz
President and Chief Executive Officer

1631-B South Melrose Drive, Vista, CA 92083—Telephone: (760) 727-1002—Facsimile: (760) 727-1430

http://www.pprp.com

PAN PACIFIC RETAIL PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 8, 2003

Notice is hereby given that the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc., a Maryland corporation, will be held at the Del Mar Marriott, San Diego, 11966 El Camino Real, San Diego, California, on Thursday May 8, 2003, at 11:00 a.m., local time, for the following purposes:

1.	To elect two directors to serve three year terms as detailed herein;

2.	To approve an amendment to the 2000 Plan;

3.	To consider one stockholder proposal, if properly presented at the meeting;

4.	To transact such other business as may properly come before the meeting.

The election of the directors, the plan amendment and the stockholder proposal are more fully described in the accompanying proxy statement, which forms a part of this Notice.

During the course of the Annual Meeting, management will report on our current activities and comment on our future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and present their comments.

The Board of Directors has fixed the close of business on March 7, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please execute, date and return promptly the enclosed proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration.

By order of the Board of Directors,

Joseph B. Tyson
Secretary

Dated: April 4, 2003

YOUR VOTE IS IMPORTANT

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED

PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE

PAN PACIFIC RETAIL PROPERTIES, INC.

1631-B South Melrose Drive

Vista, California 92083

PROXY STATEMENT

May 8, 2003

Annual Meeting of the Stockholders

This proxy statement is provided in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc., a Maryland corporation, to be held at the Del Mar Marriott, San Diego, 11966 El Camino Real, San Diego, California, on Thursday, May 8, 2003, at 11:00 a.m. local time. This proxy will first be sent to stockholders by mail on or about April 4, 2003.

At the Annual Meeting, holders of record of shares of our common stock will consider and vote upon (i) the election of two members to our Board of Directors, (ii) an amendment to Pan Pacific’s 2002 Stock Incentive Plan, (iii) one stockholder proposal, if properly presented at the meeting and (iv) such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Directors recommends a vote FOR the persons nominated to be elected to the Board of Directors, a vote FOR the amendment to the stock plan and a vote AGAINST the stockholder proposal. See “PROPOSAL ONE: ELECTION OF DIRECTORS”, “PROPOSAL TWO: AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN OF PAN PACIFIC” and “PROPOSAL THREE: STOCKHOLDER PROPOSAL.”

On March 7, 2003, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, we had 39,778,851 shares of common stock, par value $0.01 per share, outstanding. Each share of common stock is entitled to one vote on all matters properly brought before the meeting. Stockholders are not permitted to cumulate their shares of common stock for the purpose of electing directors or otherwise. Presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting.

Unless contrary instructions are indicated on the proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be cast at the Annual Meeting FOR the election of the nominees to the Board of Directors, FOR the amendment to the 2000 Stock Incentive Plan of Pan Pacific and AGAINST the stockholder proposal. With respect to any other business, which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be cast at the discretion of the designated proxy holders. A stockholder may revoke his or her proxy at any time before the shares are voted by delivering to our Secretary a written notice of such revocation, by filing with our Secretary a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy.

Shares that abstain from voting on any proposal, or that are represented by “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal) will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists. Abstentions do not constitute a vote “for” or “against” any matter and thus will not be counted as votes cast and will have no effect on the result of the vote for the election of directors, the vote for an amendment to the stock incentive plan or the vote for the stockholder proposal.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have effectively been revoked or withdrawn).

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. These directors, officers and employees will not be additionally compensated for any solicitation, but may be reimbursed for out-

of-pocket expenses incurred in connection with this solicitation. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding soliciting material.

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, that information or representation must not be relied upon as having been authorized by us or any other person.

PROPOSAL ONE:  ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of five directors divided into three classes, designated as Class I, Class II and Class III. Each class is elected to a three-year term and the election of directors is staggered, so that only one class of directors is elected at each annual meeting of stockholders. Directors who have been elected by the Board of Directors to fill vacancies or to fill expanded seats must be reelected by the stockholders at the annual meeting following such election by the Board of Directors. The terms of the Class III directors, of which there are two directors, Mr. Joseph P. Colmery and Mr. Stuart A. Tanz, will expire at the upcoming 2003 Annual Meeting of Stockholders. As such, stockholders of record as of the Record Date will be entitled to vote on the election of two Class III directors.

Proposal One

At the Annual Meeting, the common stock represented by properly executed and returned proxies, unless otherwise specified, will be voted for the election of directors as follows: Mr. Joseph P. Colmery and Mr. Stuart A. Tanz to serve for three years. The elected directors shall serve until the end of their term and until their respective successors are duly elected and qualify.

If for any reason the nominees are not candidates (which is not expected) when the election occurs, proxies will be voted for the election of any substitute nominee designated by the Board of Directors. The following information is furnished with respect to Messrs. Colmery and Tanz.

Biographical Information on the Nominees

Joseph P. Colmery.    Age 49.    Mr. Colmery has served as a member of the Board of Directors since November 2000. Mr. Colmery has been a consultant to several companies within the financial services industry since his retirement in December 1997. For the period 1996 through December 1997, he served as President and Chief Executive Officer of U.S. Bank of California and from 1986 through 1996 he served as President and Chief Executive Officer of California Bancshares, which was acquired by U.S. Bancorp in 1996. Mr. Colmery received a B.S. degree in finance from the University of Santa Clara.

Stuart A. Tanz.    Age 44.    Mr. Tanz has served as our Chairman, Chief Executive Officer and President and as a director since our inception as a public company in August 1997. He has been involved in the real estate business for over 21 years. Mr. Tanz served as Chief Executive Officer of Revenue Properties (U.S.) Inc. from May 1996 to August 1997 and as a director and the President of Revenue Properties (U.S.) Inc. from April 1992 to August 1997. From 1992 to August 1997, Mr. Tanz also served in various executive capacities of Revenue Properties (U.S.) Inc.’s parent company and subsidiary entities. From 1985 to 1992, Mr. Tanz served as President of United Income Properties, Inc. where he developed property in Southern California. He was responsible for land acquisitions for Bramalea Ltd. from 1982 to 1985. Mr. Tanz received his B.S. degree in Business Administration from the University of Southern California.

Vote Required and Board of Directors Recommendation

Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting, whether in person or by proxy, is required for election of each director presented above. Accordingly, abstentions will have no effect on the outcome of this vote. In no event will the proxies be voted for more than one nominee for each board seat.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MR. JOSEPH P. COLMERY AND MR. STUART A. TANZ AS DIRECTORS.

Incumbent Directors

NAME	AGE	TITLE	CLASS
Bernard M. Feldman	53	Director	II

Mark J. Riedy	60	Director	II

David P. Zimel	46	Director	I

Bernard M. Feldman.    Age 53.    Mr. Feldman has served as a member of our Board of Directors since our inception as a public company in August 1997. He currently serves as Vice-Chairman of the ICW Group of Insurance Companies, a position he has held since January, 2002. Mr. Feldman held the positions of President/Chief Executive Officer of ICW Group from 1987 to 2002 as well as President/Chief Executive Officer of Western Insurance Holdings from 1991 to 2002. Mr. Feldman received a B.S. degree in Business Management from California State Polytechnic University, Pomona. Mr. Feldman has also taken various legal and underwriting classes with regard to the insurance industry.

Mark J. Riedy, Ph.D.    Age 60.    Mr. Riedy has served as a member of our Board of Directors since our inception as a public company in August 1997. He has been a professor of real estate finance at the University of San Diego since 1993. From July 1988 to July 1992, he served as President and Chief Executive Officer of the National Council of Community Bankers. From July 1987 to July 1988, he served as President and Chief Operating Officer of the J.E. Robert Companies, a real estate workout firm. From January 1985 to July 1986, he served as President and Chief Operating Officer and a director of the Federal National Mortgage Association. Mr. Riedy currently serves on the boards of directors of Neighborhood Bancorp and American Residential Investment Trust. He received a B.A. degree in Economics from Loras College, a M.B.A. from Washington University and a Ph.D. from the University of Michigan.

David P. Zimel.    Age 46.    Mr. Zimel has served as a member of the Board of Directors since November 1998. He currently serves as President and Chief Executive Officer of Portland Fixture Limited Partnership, a Portland Oregon based shopping center development and management company. Mr. Zimel has served in various capacities for the International Council of Shopping Centers including State Director and Program Committee Chairman. Mr. Zimel received a B.S. degree from the University of Oregon. He is also a licensed real estate broker and general contractor.

Committees of the Board

Audit Committee.    The board established an audit committee (i) to make recommendations concerning the engagement of independent public accountants, (ii) review with the independent public accountants the scope and results of the audit engagement, (iii) approve professional services provided by the independent public accountants, (iv) review the independence of the independent public accountants and (v) consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. The Audit Committee consists of independent directors Messrs. Colmery, Feldman and Riedy who are not employees, officers or affiliates of ours or of our subsidiaries or divisions, or a relative of a principal executive officer, or a member of an organization acting as advisor, consultant or legal counsel, or individuals receiving compensation on a continuing basis in addition to director’s fees. Mr. Riedy is the chairman of the audit committee. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. During 2002, the audit committee held five meetings.

Corporate Governance Committee.    The board established a corporate governance committee which currently consists of independent directors Messrs. Colmery, Feldman, Riedy and Zimel. Mr. Zimel is the chairman of the corporate governance committee. The Corporate Governance Committee is responsible for providing counsel to the Board of Directors with respect to (i) organization, membership and functions of the board, (ii) structure and membership of the committees of the Board of Directors and (iii) succession planning for our executive management. During 2002, the governance committee held two meetings.

Compensation Committee.    The board established an executive compensation committee to establish remuneration levels for our executive officers and to implement our stock incentive plans (described below) and any other incentive programs. The Compensation Committee consists of independent directors Messrs. Feldman, Riedy and Zimel. Mr. Feldman is the chairman of the compensation committee. During 2002, the compensation committee held five meetings.

During the year ended December 31, 2002, the board held 21 meetings of the board and meetings of the committees of the board. All of the incumbent members of the board attended 75% or more of the total number of meetings of the board or of committees of which they were members. The board currently does not have a nominating committee.

Compensation of Directors

The Board of Directors is entitled to fix its own remuneration from time to time. Pursuant to that authority, each director other than Mr. Stuart A. Tanz was remunerated for his service as a director at the rate of $16,000 per annum for the year 2002. In addition, each director other than Mr. Tanz currently receive a fee of $1,500 for each Board of Directors meeting attended ($750 for telephonic attendance), a fee of $750 for each committee meeting attended on a day that does not include a Board of Directors meeting ($500 for telephonic attendance) and an additional fee of $1,500 for each committee meeting chaired by that director whether or not a Board of Directors meeting occurred on the same day. Directors are also reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers who are directors are not paid any director’s fees. Mr. Riedy also received in 2002 options to purchase 8,000 shares of common stock. The options were granted at $30.42 per share. Messrs. Colmery, Feldman and Zimel elected to receive 800 shares of restricted stock in lieu of receiving options. The options vested one-third immediately and the remaining two-thirds vest pro rata in annual installments over the two years following the date of grant. The restricted shares vest over a three year period. The stock options were issued pursuant to the 1997 Stock Option and Incentive Plan at an exercise price equal to the fair market value of the common stock at the date of grant. The restricted stock grant was also issued pursuant to the 1997 Stock Option and Incentive Plan.

The information set forth below is submitted with respect to each of our executive officers.

Name of Individual	Title	Age
Stuart A. Tanz	Chairman, Chief Executive Officer, and President	44
Jeffrey S. Stauffer	Executive Vice President, Chief Operating Officer	41
Joseph B. Tyson	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	41

Biographical information with respect to Mr. Tanz is set forth above under Biographical Information on the Nominees.

Jeffrey S. Stauffer.    Age 41.    Mr. Stauffer has served as our Executive Vice President and Chief Operating Officer since March 1998. From our inception until March 1998, Mr. Stauffer served as Senior Vice President, Operations and Development. He served as Senior Vice President of Operations for Revenue

Properties (U.S.), Inc. from January 1993 to August 1997. Mr. Stauffer has been involved in the shopping center industry for 18 years. From 1985 to 1990 he was the Director of Commercial Property Management for Realty Holding Group in Las Vegas, Nevada. He was State Director for the International Council of Shopping Centers from 1990 to 1993 and is also a Certified Shopping Center Manager.

Joseph B. Tyson.    Age 41.    Mr. Tyson has served as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since joining us in October 1999. Prior to joining us, Mr. Tyson was Chief Financial Officer of The Allen Group, a San Diego based real estate company. Prior to The Allen Group, Mr. Tyson was with Heitman Financial Ltd. for 11 years serving in various capacities including Senior Vice President and as a member of the Executive Committee. Mr. Tyson became licensed as a Certified Public Accountant during his tenure with PricewaterhouseCoopers from 1984 to 1987 in New York.

Executive Compensation

The table below sets forth the base salary and other compensation paid for the three years ended December 31, 2002 to our Chief Executive Officer and each of our two other most highly compensated executive officers whose annual compensation during 2002 exceeded $100,000. We have entered into employment agreements with the executive officers as described below.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
Name/Principal Position	Fiscal Year	Salary		Bonus(1)		Other Annual Compensation(2)		Restricted Stock Awards(3)		Securities Underlying Options	Other Compensation(4)
Stuart A. Tanz President and Chief Executive Officer	2002 2001 2000	$ $ $	700,000 575,000 415,000	$ $ $	650,000 575,000 980,013	$ $ $	253,291 61,140 1,016,980	$ $	608,400 2,206,250 —	125,000 75,000 75,000	$ $ $	4,000 3,400 3,400

Jeffrey S. Stauffer Executive Vice President, Chief Operations Officer	2002 2001 2000	$ $ $	250,000 250,000 175,000	$ $ $	100,000 200,000 221,001	$ $ $	12,000 9,000 48,704	$	— 882,500 —	— 30,000 30,000	$ $ $	4,000 3,400 3,400

Joseph B. Tyson Executive Vice President, Chief Financial Officer	2002 2001 2000	$ $ $	300,000 225,000 175,000	$ $ $	250,000 225,000 130,000	$ $ $	75,252 9,000 23,449	$ $	304,200 882,500 —	60,000 30,000 30,000	$ $ $	4,000 3,400 3,400

(1)	For 2000, includes bonus amounts awarded to Messrs. Tanz, Stauffer and Tyson for the completion of the acquisition of Western Properties Trust in the amounts of $500,000, $100,000, and $100,000, respectively.

(2)	For 2002, represents certain personal income taxes paid by us in the amount of $226,037, car allowance compensation and other miscellaneous reimbursements for Mr. Tanz. Represents a loan forgiveness of $63,252 and car allowance compensation for Mr. Tyson. Represents car allowance compensation for Mr. Stauffer.

For 2001, represents car allowance compensation, medical expense reimbursements and other miscellaneous amounts for Mr. Tanz. Represents car allowance compensation for Messrs. Stauffer and Tyson.

For 2000, represents the forgiveness of a loan, in the amount of $247,562, in connection with the acquisition of Western, personal income taxes paid and accrued by us on the vesting of restricted stock in the amount of $735,012, car allowance compensation and medical and other miscellaneous reimbursements for Mr. Tanz. Represents the forgiveness of loans, in the amounts of $39,704 and $14,449, in connection with the acquisition of Western and car allowance compensation for Messrs. Stauffer and Tyson, respectively.

(3)	For 2002, represents the value of restricted stock awarded on April 1, 2002 based on the closing price of our common stock of $30.42 on April 1, 2002. Messrs. Tanz and Tyson were awarded 20,000 and 10,000 shares of restricted stock, respectively. The restricted stock vests 14.29% per year over a seven-year period from the date of grant. Annual vesting is subject to certain performance criteria, however, the restricted shares will vest in full at the end of the seven year period whether or not the performance criteria have been met. Dividends are paid on these restricted stock awards. Based on the closing price of our common stock of $36.53 at December 31, 2002, the value of the stock awards was $730,600 and $365,300, respectively.

For 2001, represents the value of restricted stock awarded on January 25, 2001 based on the closing price of our common stock of $22.0625 on January 24, 2001. Messrs. Tanz, Stauffer and Tyson were awarded 100,000, 40,000 and 40,000 shares of restricted stock, respectively. The restricted stock vests 20% per year over a five-year period from the date of grant. The vesting is subject to certain performance criteria. Dividends are paid on these restricted stock awards. Based on the closing price of our common stock of $36.53 at December 31, 2002, the value of the stock awards was $3,653,000, $1,461,200 and $1,461,200, respectively.

(4)	Represents matching 401(k) contributions made by us.

Option Grants in Last Fiscal Year

The following table sets forth information with respect to the awarding of stock options in 2002 to the Named Executive Officers included in the Summary Compensation Table.

	Individual Grants
Name	Number of Securities Underlying Options(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Grant Date Present Value(2)
Stuart A. Tanz	125,000	60.83%	$30.42	April 1, 2009	$267,500
Joseph B. Tyson	60,000	29.20%	$30.42	April 1, 2009	$128,400

(1)	All options granted in 2002 become exercisable in three equal annual installments beginning on the first anniversary of the date of grant and have a term of 7 years subject to earlier termination in certain events related to termination of employment.

(2)	Based on the Black-Scholes options pricing model adapted for use in valuing stock options. The following assumptions were used in determining the values set forth in the table: (i) expected volatility of 20.59% calculated in accordance with the provisions of SFAS No. 123; (ii) a risk-free rate of return of 3.0% (which percentage represents the assumed yield on a United States Government Zero Coupon bond with a 5-year maturity prevailing on or about the date on which the respective options were granted); (iii) a dividend yield of 5.1%; and (iv) an expected life of 7.0 years. No adjustments were made for nontransferability or risk of forfeiture of the options. The calculations were made using the option exercise prices. The estimated present values in the table are not intended to provide, nor should they be interpreted as providing, any indication or assurance concerning future values of our common stock.

Aggregate Option Exercises in 2002 and 2002 Year-End Option Values

The following table sets forth information with respect to the value of options held by the Named Executive Officers, included in the Summary Compensation Table, on December 31, 2002.

			Number of Securities Underlying Unexercised Options at 2002 Year-End(1)		Value of Unexercised In-The-Money Options At 2002 Year End(2)
	Shares Acquired	Value
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Stuart A. Tanz	340,700	$3,812,871	59,300	175,000	$1,009,879	$1,512,750
Jeffrey S. Stauffer	170,000	$1,352,328	—	20,000	—	$299,600
Joseph B. Tyson	60,000	$670,098	—	80,000	—	$666,200

(1)	All options granted in 2002 become exercisable in three equal annual installments beginning on the first anniversary of the date of grant and have a term of 7 years subject to earlier termination in certain events related to termination of employment.

(2)	Based on closing price of $36.53 per share of common stock on December 31, 2002, as reported by the New York Stock Exchange.

Equity Compensation Plans

The following table sets forth certain information with respect to the 1997 Stock Option and Incentive Plan and the 2000 Stock Incentive Plan. Both plans have been approved by our security holders. We do not have any plans that have not been approved by our security holders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	673,613	$24.1264	796,342	(1)

(1)	Does not include the 668,832 additional shares which will be available for issuance if our stockholders approve Proposal Two: Amendment to the 2000 Stock Incentive Plan of Pan Pacific Retail Properties, Inc.

Employment Agreements

Stuart A. Tanz, Jeffrey S. Stauffer and Joseph B. Tyson have each entered into employment agreements with us. Stuart A. Tanz’s employment agreement has an initial term of five years and Jeffrey S. Stauffer’s and Joseph B. Tyson’s employment agreements each have initial terms of three years. All of these employment agreements provide for automatic one-year extensions following expiration of the initial term. The employment agreements require each of these individuals to be employed full time by us and to devote such time, attention and energies to our business as are reasonably necessary to satisfy their required duties and responsibilities.

For the first year of the initial term, the employment agreements provide for an initial annual base compensation in the amounts set forth in the Summary Compensation Table with the amount of any initial bonus determined by the Compensation Committee. For subsequent years, both the amount of the base compensation and any bonus have and will be determined by the Compensation Committee.

The employment agreements entitle the executives to participate in our 1997 Stock Option and Incentive Plan and our 2000 Stock Incentive Plan and to receive certain other insurance and pension benefits. In addition, in the event of a termination by us without “cause” or a termination by the executive for “good reason” (as such terms are defined in the employment agreements) each a “permitted severance event”, Stuart A. Tanz will be  entitled to a single severance payment equal to the sum of sixty times his highest monthly base compensation for the most recent 24 month period plus an amount equal to five times his average annual bonus paid during the preceding 24 month period. In the event of a termination pursuant to a “change in control”, also a “permitted severance event” (as such term is defined in the employment agreements), Mr. Tanz will be entitled to a single severance payment equal to the sum of forty-eight times his highest monthly base compensation for the most recent 24 month period plus an amount equal to four times his average annual bonus paid during the preceding 24 month period. In the event of a termination by us without “cause”, a termination by the executive for “good reason”, or a termination pursuant to a “change in control” of us, (as such terms are defined in the employment agreements) each a “permitted severance event”, Jeffrey S. Stauffer and Joseph B. Tyson will be entitled to a single severance payment equal to their highest monthly base compensation for the preceding twelve months multiplied by thirty-six plus an amount equal to three times the average annual bonus received during the preceding twenty-four month period. In addition, should there be a “change in control”, vesting of unvested stock options and restricted stock would accelerate for Messrs. Tanz, Stauffer and Tyson. To the extent it is determined that Messrs. Tanz, Stauffer and Tyson receive benefits under their employment agreements or otherwise which would be subject to an excise tax under the Internal Revenue Code relating to a golden parachute payment, Messrs. Tanz, Stauffer and Tyson will receive an additional gross-up payment so that after calculation of all excise and other taxes and penalties, they will retain a net amount equal to the amount of benefits to which they are entitled under their employment agreements or otherwise. Each of Messrs. Tanz, Stauffer and Tyson will be subject to a non-competition covenant if their employment with us ceases for any reason other than a permitted severance event.

Report of the Executive Compensation Committee of the Board of Directors

The amount of compensation paid by us to Stuart A. Tanz, Jeffrey S. Stauffer and Joseph B. Tyson during the year ended December 31, 2002, in the case of base salaries, bonuses, and other compensation, was determined on March 21, 2002. In 2002, executive compensation consisted solely of base salary, bonuses and other compensation, and grants of restricted stock and stock options under our stock option and incentive plans that vest over time.

Executive Compensation Philosophy.    The Compensation Committee believes that a fundamental goal of our executive compensation program is to provide incentives to create value for our stockholders. The primary objectives of the Compensation Committee in determining executive compensation for 2002 were (i) to provide a competitive total compensation package that enables us to attract and retain qualified executives and align their compensation with our overall business strategies and (ii) to provide each executive officer with a significant equity stake in us through stock options and stock ownership. The Compensation Committee will annually consider the appropriate combination of cash and stock-based compensation and weigh the competitiveness of our overall compensation arrangements in relation to comparable real estate investment trusts. From time to time the Compensation Committee has retained compensation and other management consultants to assist with, among other things, structuring our various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to our executive officers and key employees, as well as to guide us in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability.

Base Salaries and Other Compensation.    Base compensation for 2002 was set to compensate the officers for the functions they perform. While no specific formula was used to determine base compensation levels for our executive officers, the Compensation Committee believes that the base salaries are generally in line with those of other publicly held real estate investment trusts the Compensation Committee has reviewed, some of  which entities are included in the National Association of Real Estate Investment Trusts Equity REIT Index.  During 2002, the Compensation Committee was advised by an independent compensation consultant. Base salaries will be reviewed annually and may be changed by the Compensation Committee in accordance with certain criteria determined primarily on the bases of growth of revenues and funds from operations per share of our common stock and on the basis of certain other factors, which include: (i) individual performance, (ii) the functions performed by the executive officer, and (iii) changes in the compensation within the peer group in which we compete for executive talent. The weight given these factors by the Compensation Committee may vary from individual to individual.

Annual Bonus Compensation.    Our policy of awarding annual bonuses is designed to specifically relate executive pay to our performance as well as individual performance. As a pay-for-performance program, cash bonuses provide financial rewards for the achievement of substantive corporate and personal objectives.

Employee Stock Option Plans.    Our 1997 Stock Option and Incentive Plan and 2000 Stock Incentive Plan relate closely to traditional forms of equity-oriented compensation in the commercial real estate industry. The purpose of option grants is to aid us in attracting and retaining quality employees, thereby advancing the interests of our stockholders by offering employees an incentive to maximize their efforts to promote our economic performance. In addition, to assist us in retaining employees and encouraging them to seek long-term appreciation in the value of our stock, options are generally not exercisable immediately upon grant, but rather vest over a period of years. Awards granted under the plans are based upon a number of factors, including (i) the executive officer’s or key employee’s position with us, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake in us, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group, and (v) individual contribution to our success. The plans do not provide any formulated method for weighting these factors, and a decision to grant an award is based primarily upon the Compensation Committee’s evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question. During 2002, stock options of 125,000 and 60,000, at an exercise price of $30.42 per share, were granted to Stuart A. Tanz and Joseph B. Tyson, respectively.

401(k) Plan.    We established a Section 401(k) Savings/Retirement Plan to cover eligible employees and any designated affiliate. The Section 401(k) Plan currently permits our eligible employees to defer up to a maximum of $12,000 subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the Section 401(k) Plan. We currently make matching contributions up to 2% of the eligible employees’ annual compensation, which matching contributions vest based upon the employees’ tenure with us.

The Section 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the Section 401(k) Plan, and income earned thereon, are not taxable to employees until withdrawn from the Section 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

Chief Executive Officer Compensation.    Stuart A. Tanz received a base salary during 2002 at an annual rate of $700,000. A bonus of $650,000 was awarded to Mr. Tanz by the Board during 2002. Mr. Tanz also received $253,291 in other compensation, consisting primarily of certain personal taxes paid of $226,037, and $4,000 in matching contributions under our 401(k) Plan. Mr. Tanz also received an option to purchase 125,000 shares of common stock at an exercise price of $30.42 per share and was granted 20,000 shares of restricted stock. The Compensation Committee recognizes Mr. Tanz’s contributions to our success including continued growth in revenue and funds from operations per share and our successful operations. The Board and its Compensation Committee feel Mr. Tanz’s compensation is commensurate with the compensation of chief executive officers of competitive real estate investments trusts, and have deemed Mr. Tanz’s salary, bonus, restricted stock, stock options and total compensation appropriate in light of Mr. Tanz’s substantial contribution to our growth and success in 2002. A portion of the bonus and other compensation paid to Mr. Tanz in 2002 may not be deductible as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Section 162(m).    The 1993 Omnibus Budget Reconciliation Act (“OBRA”) became law in August 1993. Under the law, income tax deductions of publicly-traded companies in tax years beginning on or after January 1, 1994 may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any excess parachute-payments as defined in Section 280G of the Code) in any one year. Under OBRA, the deduction limit does not apply to payments, which qualify as performance-based. To qualify as performance-based, compensation payments must be based solely upon the achievement of objective performance goals and be made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders and the Compensation Committee must certify that the performance goals were achieved before payments can be made.

The Compensation Committee has designed our executive’s compensation to conform to the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as performance-based. We may, however, pay compensation, which is not deductible in limited circumstances, when sound management so requires.

Submitted By:

Bernard M. Feldman, Chairman

Mark J. Riedy

David P. Zimel

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

Report of the Audit Committee of the Board of Directors

Our Audit Committee of the Board of Directors of Pan Pacific Retail Properties, Inc., (the “Company”) is comprised of independent directors as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2002 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from us. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the auditor’s independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight  function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by our management and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with auditing standards generally accepted in the United States of America or that the Company’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Submitted on March 14, 2003 by the members of the Audit Committee of the Company’s Board of Directors.

Mark J. Riedy, Ph.D., Chairman

Bernard M. Feldman

David P. Zimel

Joseph P. Colmery

Fees to Independent Auditor for 2002

Fees to KPMG LLP, our independent auditor, related to the 2002 fiscal year are as follows:

Audit Fees, excluding audit related(1)	$92,500
Financial Information Systems Designand Implementation Fees(2)	$—
All Other Fees:
Audit Related Fees(3)	$135,048
Tax Service Fees(4)	$90,805
Consulting Fees(5)	$77,630

(1)	Represents the aggregate fees billed or to be billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the 2002 fiscal year and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the 2002 fiscal year. This amount includes $35,000 of payments in 2003 for the 2002 fiscal year.

(2)	Represents the aggregate fees billed for professional services rendered by KPMG LLP for the provision of information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the 2002 fiscal year.

(3)	Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audits and review of our subsidiary entities for the 2002 fiscal year and services performed in connection with our issuance of unsecured senior notes in June 2002 and December 2002 and our acquisition of Center Trust. This amount includes $70,748 of payments in 2003 for the 2002 fiscal year.

(4)	Represents the aggregate fees billed or to be billed for professional tax services rendered by KPMG LLP for advisory services and the review and preparation of our tax returns, including our subsidiaries. The amount includes an estimate of $60,000 for services to be performed in 2003 for the 2002 fiscal year. The amount excludes $89,775 paid in 2002 for services performed in 2002 for the 2001 fiscal year. The amount includes $8,663 for services billed and paid in 2003 for the fiscal year 2002.

(5)	Represents the aggregate fees billed or to be billed for professional services rendered by KPMG LLP for consultation and advisory services to the Compensation Committee, Audit Committee and Board of Directors during the 2002 fiscal year. The amount includes $23,740 for services rendered during 2002 to be billed and paid in 2003.

Fees to Independent Auditor for 2001

Fees to KPMG LLP, our independent auditor, related to the 2001 fiscal year are as follows:

Audit Fees, excluding audit related(1)	$85,000
Financial Information Systems Design and Implementation Fees(2)	$—
All Other Fees:
Audit Related Fees(3)	$55,220
Tax Service Fees(4)	$75,964
Consulting Fees(5)	$68,721

(1)	Represents the aggregate fees billed or to be billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the 2001 fiscal year and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the 2001 fiscal year. This amount includes $37,500 of payments in 2002 for the 2001 fiscal year.

(2)	Represents the aggregate fees billed for professional services rendered by KPMG LLP for the provision of information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the 2001 fiscal year.

(3)	Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audits and review of our subsidiary entities for the 2001 fiscal year and services performed in connection with our issuance of unsecured senior notes in April 2001. This amount includes $33,000 of payments in 2002 for the 2001 fiscal year.

(4)	Represents the aggregate fees billed or to be billed for professional tax services rendered by KPMG LLP for advisory services and the review and preparation of our tax returns, including our subsidiaries. The amount includes an estimate of $60,000 for services to be performed in 2002 for the 2001 fiscal year. The amount excludes $134,680 paid in 2001 for services performed in 2001 for the 2000 fiscal year which takes into account additional tax services related to our acquisition of Western.

(5)	Represents the aggregate fees billed or to be billed for professional services rendered by KPMG LLP for consultation and advisory services to the Compensation Committee, Audit Committee and Board of Directors during the 2001 fiscal year. The amount includes $25,972 for services rendered during 2001 to be billed and paid in 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, Insiders), to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Insiders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of Forms 3, 4 and 5, and the amendments thereto, received by us for the year ended December 31, 2002, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, we believe that during the year ended December 31, 2002, all filing requirements were complied with by our executive officers, directors and beneficial owners of more than ten percent of our stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2002 (except as otherwise disclosed in the notes below), by (i) our directors, (ii) each other person who is known by us to own beneficially more than 5% of our outstanding common stock, (iii) our Chief Executive Officer and our executive officers, and (iv) our executive officers and directors as a group. Except as otherwise described in the notes below, we believe that the following beneficial owners, based solely on information furnished by those owners, have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

	Number of Common Shares Beneficially Owned	Percentage Ownership
Beneficial Owners of 5% or more of our stock:

Deutsche Bank AG(1) Taunusanlage 12 D-60325 Frankfurt AM Main Germany	2,038,231	6.10%

FMR Corp.(2) 82 Devonshire Street Boston, Massachusetts 02109	2,326,368	6.93%

Officers and Directors:

Stuart A. Tanz. 1631-B South Melrose Drive Vista, California 92083	384,401	1.14%

Jeffrey S. Stauffer 1631-B South Melrose Drive Vista, California 92083	41,000	*

Joseph B. Tyson 1631-B South Melrose Drive Vista, California 92083	72,000	*

Mark J. Riedy(3) 1631-B South Melrose Drive Vista, California 92083	28,704	*

Bernard M. Feldman(3) 1631-B South Melrose Drive Vista, California 92083	4,600	*

David P. Zimel(3) 1631-B South Melrose Drive Vista, California 92083	11,133	*

Joseph P. Colmery(3) 1631-B South Melrose Drive Vista, California 92083	13,333	*

All Executive Officers and Directors as a Group (7 persons)	555,171	1.65%

*	Less than 1%
(1)	According to a Schedule 13G/A filed with the Securities and Exchange Commission for group members as follows: RREEF America, L.L.C. has sole voting and dispositive powers of 1,732,142 with respect to 1,732,142 shares, as of December 31, 2002; Deutsche Investment Management Inc. has sole voting power of 146,680 shares, sole dispositive power of 1,980 shares and shared dispositive power of 144,700 shares with respect to 146,680 shares as of December 31, 2002; and Deutsche Bank Trust Company Americas has sole voting power of 159,409 shares and sole dispositive power of 131,078 shares with respect to 159,409 shares as of December 31, 2002.
(2)	According to a Schedule 13G filed with the Securities and Exchange Commission, the person has sole voting power of 771,058 shares and sole dispositive power of 2,326,368 shares with respect to 2,326,368 shares as of December 31, 2002.
(3)	Includes one-third of the options granted April 1, 2002 which vested immediately, two-thirds of the options granted on March 16, 2001, one-third of which vested immediately, and all of the options granted prior to that time.

Performance Graph

As a part of the rules concerning executive compensation disclosure, we are obligated to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on our common stock over a five-year period. Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in our common stock with the cumulative total return of a hypothetical investment in each of the Standard & Poor’s Composite — 500 Index, the Russell 2000 Index, the NAREIT All Equity REIT Index and the SNL Shopping Center REIT Index based upon the respective market prices of each investment on the dates shown below, assuming an initial investment of $100 on January 1, 1998, and as required by the Securities and Exchange Commission, the reinvestment of distributions. We have added the Russell 2000 Index and the SNL Shopping Center REIT Index to provide additional comparables in which the Company is a part.

	Period Ending
Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Pan Pacific Retail Properties, Inc.	100.00	100.64	89.98	133.17	184.41	248.54
S&P 500	100.00	128.55	155.60	141.42	124.63	96.95
Russell 2000	100.00	97.45	118.17	114.60	117.45	93.39
NAREIT All Equity REIT Index	100.00	82.50	78.69	99.44	113.29	118.08
SNL Shopping Center REITs	100.00	95.33	84.24	101.26	130.17	150.45

Certain Relationships and Related Transactions

Officer Notes.    In connection with the acquisition of Western Properties Trust in November 2000, we loaned two officers funds that were used to purchase 100% of the voting common stock of Oregon Real Estate Services, Inc., a preferred stock subsidiary of one of our operating partnership subsidiaries. Loans were made to both Mr. Stuart A. Tanz and Mr. Joseph B. Tyson each in the amount of $340,474 which bore interest at 7.5%. In January 2002 we purchased the voting common stock of Oregon Real Estate Services, Inc. from Messrs. Tanz and Tyson and the loans were repaid.

PROPOSAL TWO: AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN OF PAN PACIFIC

Pan Pacific’s 2000 Stock Incentive Plan was adopted by the Pan Pacific board on March 17, 2000 and approved by Pan Pacific stockholders on May 5, 2000. The number of shares of Pan Pacific common stock reserved for issuance under the 2000 Stock Incentive Plan was 489,971. In September 2000, the Pan Pacific board amended the stock incentive plan to increase the shares reserved for issuance thereunder by 1,296,724 shares to an aggregate of 1,786,695 shares. The amendment was approved by Pan Pacific stockholders at a special meeting held on November 9, 2000 in connection with the approval of the acquisition of Western Properties Trust. As of the record date, an aggregate of 787,862 shares were available for future grant under the stock incentive plan.

On January 17, 2003, Pan Pacific acquired one of its competitors, Center Trust, Inc., a real estate investment trust, based in Los Angeles, California. In March 2003, the Pan Pacific board amended the stock incentive plan, subject to the approval of Pan Pacific stockholders, to increase the shares reserved for issuance thereunder by 668,832 shares to an aggregate of 2,455,527 shares. Pan Pacific stockholders are being asked to approve this share increase at the Annual Meeting. The Pan Pacific board believes that increasing the number of shares available under the stock incentive plan is necessary in order to continue to allow the company to attract, retain and motivate employees.

The principal features of the 2000 Stock Incentive Plan of Pan Pacific, as proposed to be modified, are described below:

General

The stock incentive plan authorizes the grant to employees of Pan Pacific and its majority-owned subsidiary corporations of options that qualify as incentive stock options under Section 422 of the Internal Revenue Code. The stock incentive plan also authorizes the grant to Pan Pacific’s employees, consultants, and non-employee directors of Pan Pacific and its majority-owned subsidiary corporations of non-qualified stock options, stock purchase rights, stock appreciation rights and other awards.

Purpose

The purposes of the stock incentive plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Pan Pacific’s employees, consultants, and directors and to promote the success of Pan Pacific’s business.

Stock Subject To The Stock Incentive Plan

The shares of stock subject to the stock incentive plan are shares of Pan Pacific common stock. Under the terms of the stock incentive plan, the aggregate number of shares of Pan Pacific common stock subject to options, stock purchase rights, stock appreciation rights and other awards will be no more than 2,455,527. In addition, the maximum number of shares which may be subject to options, stock purchase rights, stock appreciation rights and other awards granted under the stock incentive plan to any individual in any calendar year may not exceed 400,000. The Pan Pacific board or a committee of the board appointed to administer the stock incentive plan (“the administrator”) shall have the authority in its discretion to appropriately adjust:

•	the aggregate number of shares of Pan Pacific common stock subject to the stock incentive plan;

•	the number and kind of shares of Pan Pacific common stock subject to outstanding options, stock purchase rights, stock appreciation rights and other awards; and

•	the price per share of outstanding options, stock purchase rights, stock appreciation rights and other awards;

if there is any stock dividend, stock split, recapitalization, or other subdivision, combination or reclassification of shares of Pan Pacific common stock.

Shares subject to expired or canceled options will be available for future grant or sale under the stock incentive plan. In addition, shares which are delivered to Pan Pacific by an optionee or withheld by Pan Pacific (a) upon the exercise of an award in payment of the exercise price, (b) for tax withholding purposes, or (c) upon the repurchase by Pan Pacific or the surrender by a holder of restricted shares, may again be optioned, granted or awarded under the stock incentive plan. No shares may be optioned, granted or awarded under the stock incentive plan, however, if such action would cause an incentive stock option to fail to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code.

Awards Under the Stock Incentive Plan

The stock incentive plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Nonqualified Stock Options will provide for the right to purchase Pan Pacific common stock at a specified price which, except with respect to nonqualified stock options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date. Nonqualified stock options may be granted for any term specified by the administrator.

Director Options are nonqualified stock options granted to non-employee directors of Pan Pacific pursuant to a formula. During the term of the stock incentive plan and subject to the stock ownership limit, each person who is a non-employee director shall automatically be granted (a) an option to purchase six thousand (6,000) shares of Pan Pacific common stock (subject to adjustment as provided in the stock incentive plan) on the date of his or her initial election to the Pan Pacific board and (b) an option to purchase six thousand (6,000) shares of Pan Pacific common stock (subject to adjustment as provided in the stock incentive plan) on the date of the March meeting of the compensation committee of the Pan Pacific board, during which the compensation levels for directors, senior executives and other employees are determined, in each year after such initial election to the Pan Pacific board. Members of the Pan Pacific board who are employees of Pan Pacific who subsequently terminate their employment with Pan Pacific and remain on the Pan Pacific board will not receive an initial option grant pursuant to clause (a) of the preceding sentence, but to the extent that they are otherwise eligible, will receive, after termination of employment with Pan Pacific, options as described in clause (b) of the preceding sentence. The exercise price of the director options shall be 100% of the fair market value of a share of Pan Pacific common stock on the date of grant.

No such grants of options will be made to a non-employee director under the stock incentive plan in the same calendar year that this director received an automatic grant of options under the 1997 Stock Option and Incentive Plan of Pan Pacific.

Incentive Stock Options will be designed to comply with the provisions of the Internal Revenue Code and will be subject to certain restrictions contained in the Internal Revenue Code. Among such restrictions, incentive stock options must have an exercise price not less than the fair market value of a share of Pan Pacific common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the date of grant; but may be subsequently modified to disqualify them from treatment as incentive stock options. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of stock of Pan Pacific, the stock incentive plan provides that the exercise price must be at least 110% of the fair market value of a share of Pan Pacific common stock on the date of grant and the incentive stock option must expire no later than the fifth anniversary of the date of its grant.

Restricted Stock may be sold to participants at various prices and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be repurchased by Pan Pacific at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred except to certain permitted transferees as set forth in the stock incentive plan, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

Deferred Stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on performance criteria established by the administrator. Like restricted stock, deferred stock may not be sold, or otherwise hypothecated or transferred except to certain permitted transferees as set forth in the stock incentive plan, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Stock Appreciation Rights may be granted in connection with stock options or other awards, or separate from an other awards. Stock appreciation rights granted by the administrator in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the fair market value of Pan Pacific common stock over the exercise price of the related option or other awards. A stock appreciation right entitles the holder to exercise the stock appreciation right (to the extent exercisable) and to receive from Pan Pacific an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the stock appreciation right from the fair market value of a share of Pan Pacific common stock on the date of exercise by the number of shares of Pan Pacific common stock with respect to which the stock appreciation right has been exercised, subject to any limitations imposed by the administrator. The administrator may elect to pay stock appreciation rights in cash or in Pan Pacific common stock or in a combination of both.

Dividend Equivalents represent the value of the dividends per share paid by Pan Pacific, calculated with reference to the number of shares covered by the stock options, stock appreciation rights or other awards held by the participant.

Performance Awards may be granted by the administrator to employees or consultants based upon specific performance criteria determined to be appropriate by the administrator. In making such determinations, the administrator will consider, among the factors it deems relevant in light of the specific type of award, the contributions, responsibilities and other compensation of the particular employee or consultant.

Stock Payments may be authorized by the administrator in the form of shares of Pan Pacific common stock or an option or other right to purchase Pan Pacific common stock in the manner determined from time to time by the administrator.

The administrator may designate key employees as “Section 162(m) Participants,” whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Internal Revenue Code. The Administrator may grant to Section 162(m) Participants restricted stock, deferred stock, stock appreciation rights, dividend equivalents, performance awards and stock payments that vest or become exercisable upon the attainment of performance criteria for Pan Pacific, its subsidiaries, divisions or operating units, which are related to one or more of the following performance goals:

•	net income;

•	pre-tax income;

•	operating income;

•	cash flow;

•	earnings per share;

•	earnings before interest, taxes, depreciation and/or amortization;

•	return on equity;

•	return on invested capital or assets;

•	cost reductions or savings;

•	funds from operations; and

•	appreciation in the fair market value of Pan Pacific common stock.

Grant And Terms Of Options

The administrator shall have the authority under the stock incentive plan to determine:

•	the number of shares subject to option grants to employees, consultants, and directors;

•	whether the option grants are incentive stock options or nonqualified stock options; and

•	the terms and conditions of the option grants.

The administrator may not grant an incentive stock option under the stock incentive plan to any person who owns more than 10% of the total combined voting power of all classes of Pan Pacific’s stock unless the stock option conforms to the applicable provisions of Section 422 of the Internal Revenue Code. Only Pan Pacific’s employees may be granted incentive stock options under the stock incentive plan. Employees, consultants, and directors may receive nonqualified stock options and stock purchase rights under the stock incentive plan. Options for directors are discussed in more detail in “Director Options” above. Each option will be evidenced by a written option agreement.

The exercise price for the shares of Pan Pacific common stock subject to each option will be specified in each option agreement. The administrator shall set the exercise price at the time the option is granted. In certain instances, the exercise price is also subject to additional rules as follows:

•	In the case of options intended to qualify as performance-based compensation, or as incentive stock options, the exercise price may not be less than the fair market value for the shares of Pan Pacific common stock subject to such option on the date the option is granted.

•	In the case of incentive stock options granted to a 10% owner, the exercise price may not be less than 110% of the fair market value of the shares of Pan Pacific common stock subject to such option on the date the option is granted.

•	In the case of nonqualified stock options, the exercise price may not be less than 85% of the fair market value for the shares of Pan Pacific common stock subject to such option on the date the option is granted.

•	In the case of nonqualified stock options granted to a 10% owner, the exercise price may not be less than 100% of the fair market value of the shares of Pan Pacific common stock subject to such option on the date the option is granted.

•	In the case of options granted to directors, the exercise price will equal the fair market value of the shares of Pan Pacific common stock subject to such option on the date the option is granted.

For purposes of the stock incentive plan, the fair market value of a share of Pan Pacific common stock as of a given date shall be (a) the closing price of a share of Pan Pacific common stock on the principal exchange on which shares of Pan Pacific common stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to this date, or if shares were not traded on the trading day previous to this date, then on the next preceding date on which a trade occurred, or (b) if Pan Pacific common stock is not traded on an exchange but is quoted on The Nasdaq Stock Market or a successor quotation system, the mean between the closing representative bid and asked prices for the Pan Pacific common stock on the trading day previous to such date as reported by The Nasdaq Stock Market or a successor quotation system; or (c) if Pan Pacific common stock is not publicly traded on an exchange and not quoted on The Nasdaq Stock Market or a successor quotation system, the fair market value of a share of Pan Pacific common stock as established by the administrator acting in good faith.

Term and Vesting of Options

The term of an option shall be set by the administrator. In the case of an incentive stock option, the term of the option may not be longer than ten years from the date the incentive stock option is granted, or if granted to a 10% owner, five years from the date of the grant. Except as limited by the requirements of Section 422 of the Internal Revenue Code, the administrator may extend the term of any outstanding option in connection with any termination of employment or the consulting relationship with an optionee, or amend any other term or condition of the outstanding option relating to the termination of an optionee.

An option is exercisable when it “vests.” Each option agreement will contain the period during which the right to exercise the option in whole or in part vests in the optionee. In no event will an option vest at a rate of less than 20% per year over five years from the date the option is granted. At any time after the grant of an option, the administrator may accelerate the period during which an option vests. No portion of an option which is unexercisable at an optionee’s termination of employment, termination of consulting relationship or termination of directorship will subsequently become exercisable, except as may be otherwise provided by the administrator either in the agreement relating to the stock option or by action following the grant of the option.

Exercise Of Options

An option may be exercised for any vested portion of the shares subject to the option until the option expires. Only whole shares of Pan Pacific common stock may be purchased. An option may be exercised by delivering to the Secretary of Pan Pacific a written or electronic notice of exercise on a form provided by Pan Pacific, together with full cash payment for the shares in the form of cash or a check payable to Pan Pacific in the amount of the aggregate option exercise price. However, the administrator may in its discretion:

•	allow payment through the delivery of shares of Pan Pacific common stock already owned by the optionee;

•	subject to certain timing requirements, allow payment through the surrender of shares of Pan Pacific common stock which would otherwise be issuable on exercise of the option;

•	allow payment through the delivery of property of any kind which constitutes good and valuable consideration;

•	allow payment by use of a full recourse loan from Pan Pacific;

•	allow payment through the delivery of a notice that the optionee has placed a market sell order with a broker with respect to shares of Pan Pacific common stock then issuable on exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to Pan Pacific in satisfaction of the option exercise price; or

•	allow payment through any combination of the foregoing.

Eligibility

Pan Pacific’s employees and consultants are eligible to receive awards under the stock incentive plan. The administrator determines which of Pan Pacific’s employees will be granted options, stock purchase rights, stock appreciation rights and other awards. No person is entitled to participate in the stock incentive plan as a matter of right. Only those employees and consultants who are selected to receive grants by the administrator may participate in the stock incentive plan. Independent non-employee directors are also eligible to receive grants under the stock incentive plan, as described above.

Administration Of The Stock Incentive Plan

All decisions, determinations and interpretations of the administrator shall be final and binding on all holders. The administrator has the power to:

•	construe and interpret the terms of the stock incentive plan and awards granted pursuant to the stock incentive plan;

•	adopt rules for the administration, interpretation and application of the stock incentive plan that are consistent with the stock incentive plan; and

•	interpret, amend or revoke any of the newly adopted rules of the stock incentive plan.

Awards Not Transferable

Awards may not be sold, pledged, transferred, or disposed of in any manner other than to certain permitted transferees as provided for in the stock incentive plan and by will or by the laws of descent and distribution and may be exercised, during the lifetime of the holder, only by the holder or such permitted transferees.

Certain Restrictions on Resale

Employees, officers and directors who are “affiliates” of Pan Pacific as defined by the rules and regulations under the Securities Act of 1933 may offer or sell the shares of Pan Pacific common stock they acquire upon exercise of their options under the stock incentive plan only if they make such offers and sales:

•	pursuant to an effective registration statement under the Securities Act of 1933;

•	pursuant to an appropriate exemption from the registration requirements of the Securities Act of 1933; or

•	within the limitations and subject to the conditions set forth in Rule 144 under the Securities Act of 1933.

Amendment And Termination Of The Stock Incentive Plan

The Pan Pacific board may not, without prior stockholder approval:

•	amend the stock incentive plan so as to increase the number of shares of stock that may be issued under the stock incentive plan; or

•	extend the term of the stock incentive plan.

The stock incentive plan will be in effect until May 5, 2010 (10 years after the date the stock incentive plan was originally approved by the stockholders), unless the Pan Pacific board terminates the stock incentive plan at an earlier date. The Pan Pacific board may terminate the stock incentive plan at any time with respect to any shares not then subject to an option under the stock incentive plan. Except as indicated above, the Pan Pacific board may also modify the stock incentive plan from time to time.

Federal Income Tax Consequences Associated With The Stock Incentive Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the stock incentive plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as alternative minimum taxes and state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options.    For federal income tax purposes, if an optionee is granted nonqualified stock options under the stock incentive plan, the optionee will not have taxable income on the grant of the option, nor will Pan Pacific be entitled to any deduction. Generally, on exercise of nonqualified stock options the optionee will recognize ordinary income, and Pan Pacific will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the Pan Pacific common stock on the date of exercise. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the Pan Pacific common stock on the date the optionee exercises the option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options.    There is no taxable income to an optionee when an optionee is granted an incentive stock option or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of stock purchased upon exercise of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to Pan Pacific, unless the optionee disposes of the shares within (a) two years after the date of grant of the option or (b) within one year of the date the shares were transferred to the optionee. If the shares of Pan Pacific common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and Pan Pacific will be entitled to a deduction to the extent the optionee must recognize ordinary income.

An incentive stock option exercised more than three months after an optionee terminates employment, other than by reason of death or disability, will be taxed as a nonqualified stock option. Pan Pacific will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights.    No taxable income is generally recognized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. Pan Pacific generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

Restricted Stock and Deferred Stock.    An employee to whom restricted or deferred stock is issued generally will not recognize taxable income upon such issuance and Pan Pacific generally will not then be entitled to a deduction. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture or are transferable, the employee generally will recognize ordinary income and Pan Pacific generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price therefore. Similarly, when deferred stock vests and is issued to the employee, the employee generally will recognize ordinary income and Pan Pacific generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance.

Dividend Equivalents.    A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and Pan Pacific will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and Pan Pacific will be entitled to a corresponding deduction.

Performance Awards.    A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and Pan Pacific will not be entitled to a deduction at that time. When an award is paid, whether in cash or Pan Pacific common stock, the participant generally will recognize ordinary income, and Pan Pacific will be entitled to a corresponding deduction.

Stock Payments.    A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally recognize ordinary income based on the fair market value of the stock received, and Pan Pacific generally will be entitled to a deduction for the same amount.

Section 162(m) of the Internal Revenue Code.    In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Internal Revenue Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and stock appreciation rights will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the stock incentive plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the fair market value of Pan Pacific common stock after the grant date (i.e. the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

Pan Pacific has attempted to structure the stock incentive plan in such a manner that Pan Pacific’s compensation committee can determine the terms and conditions of stock options, stock appreciation rights such that remuneration attributable to such awards will not be subject to the $1,000,000 limitation. Pan Pacific has not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position. Moreover, the compensation committee may, at its discretion, grant awards that do not meet the criteria to be considered “performance based compensation.”

Required Vote

For this proposal to amend Pan Pacific’s 2000 Stock Incentive Plan to be approved, the holders of a majority of the votes cast on the proposal at the Pan Pacific Annual Meeting must vote in favor of the proposal and a majority of the outstanding shares of Pan Pacific common stock must cast a vote on the proposal.

The Pan Pacific board recommends a vote FOR the proposal to amend the 2000 Stock Incentive Plan of Pan Pacific Retail Properties, Inc.

PROPOSAL THREE:  STOCKHOLDER PROPOSAL

Mr. Gerald R. Armstrong, the holder of 255.77 shares of our common stock, whose address is 910 Fifteenth Street, No. 754, Denver, Colorado 80202-2984, has notified us that he intends to present the following resolution at the Annual Meeting. We and the Board of Directors do not accept responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below.

STOCKHOLDER RESOLUTION

That the shareholders of PAN PACIFIC PROPERTIES, INC. request its Board of Directors to take those steps necessary to eliminate the classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification does not affect the unexpired terms of previously elected Directors.

STOCKHOLDER SUPPORTING STATEMENT

In last year’s meeting, 14,409,778 shares (62%) were voted FOR this proposal and 8,885,057 shares were voted “against.”

Our Chief Financial Officer, serving as “teller” of the meeting, refused to disclose this in the annual meeting stating, “it’s too close to call....”

H-E-L-L-O-O-O——

Investors should be entitled to accountability from any board and its officers. The absence of independent directors was apparent when no director objected that our chairman refused to allow a shareholder to raise questions about accounting practices to the “independent” certified public accountants.

The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation. Currently, PAN PACIFIC RETAIL PROPERTIES’ board is divided into three classes with each class serving staggered three-year terms. Because of this structure, shareholders may only vote on one-third of the Directors each year. This is not in the best interests of shareholders because it reduces accountability and is an unnecessary take-over defense.

Our chairman has stated that three-year terms are essential at REITs for continuity of management.

The proponent is a shareholder of DEVELOPERS DIVERSIFIED REALTY CORPORATION, AMB PROPERTY CORPORATION, CENTERPOINT PROPERTIES TRUST, WEINGARTEN REALTY INVESTORS, LTC PROPERTIES, INC., ASSOCIATED ESTATES REALTY CORPORATION, KIMCO REALTY CORPORATION, UNITED DOMINION REALTY TRUST, CAMDEN PROPERTY TRUST, and other REITs which have one-year terms for their directors and continuity has been maintained.

It is the proponent’s observation that this is the result of achievement, accountability, and performance — not three-year terms.

H. J. Heinz Company, Occidental Petroleum, Lockheed-Martin, Campbell Soups, and Westinghouse are among many corporations replacing three-year terms with annual elections for all directors.

THE HOME DEPOT stated in its 2000 proxy statement supporting replacing three-year terms with one-year terms for its directors:

“We believe that it is in the best interest of … Stockholders to eliminate the classified Board so that stockholders elect all directors annually. The amendment … will allow stockholders to review and express their opinions on the performance of all directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and our policies and long-term strategic planning should not be affected.”

These actions increased shareholder voting rights by 300% — and at no cost.

The proponent believes the current system produces only a facade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our board of directors.

If you agree, please vote “FOR” this proposal. Your shares will be automatically voted “against” if your proxy is unmarked.

RESPONSE OF THE BOARD OF DIRECTORS

Our board has been classified since our inception. Board classification means that the majority of the board at any given time will have experience in our business and affairs, promoting continuity and stability of our business strategies and policies. The board believes a long-term focus is in our best interests and those of our stockholders and greatly outweighs the suggested benefits of a declassified board. It should be noted that a majority of the companies in the S&P REIT Composite Index, of which we are a part, and the S&P 500 Index have classified boards.

A classified board also affords us and our stockholders a measure of protection against hostile and unsolicited takeover attempts that do not offer the greatest value to all stockholders. The existence of a classified board encourages a potential acquirer to negotiate with the board, thus giving the board additional time and bargaining power to negotiate a better offer from the acquirer and to consider alternate proposals that promote stockholder value. The board’s structure does not preclude unsolicited acquisition proposals and, by eliminating the threat of imminent removal, the incumbent board is positioned to act to maximize the value to you of a potential acquisition.

The board believes that the concerns raised by Mr. Armstrong regarding director accountability to stockholders are exaggerated given that, as part of their statutory duties mandated by Maryland law, directors are fully accountable to stockholders regardless of whether one-third or the entire board is elected annually. Moreover, as described elsewhere in this proxy statement, the board has adopted a number of policies to assure that a majority of the board is and remains comprised of “independent” directors and that our oversight committees, including Audit, Compensation and Corporate Governance, are comprised only of independent directors. The board believes that this combination of accountability and independence is far more effective in achieving Mr. Armstrong’s objectives than eliminating staggered terms. It is also significant to note that our independent directors are compensated in part with stock options, which only become valuable if our stock price increases, and restricted stock which aligns their interests with those of the stockholders.

Finally, stockholders should note that the adoption of this proposal would not, itself, declassify the board. It is merely a request that the board take the necessary steps to declassify the board. Under Maryland law, this could only happen upon the board’s determination that such a measure is advisable, and its adoption of a proposed amendment to the articles of incorporation by a majority of directors. Then, the affirmative vote of the holders of a majority of our outstanding common stock (a standard much higher than the vote required for the current proposal) would be required for the amendment to be effective.

Vote Required and Board of Directors Recommendation

Assuming a quorum is present, the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting, whether in person or by proxy, is required for approval of the proposal presented above.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL

Independent Public Accountants

KPMG LLP served as our independent public accountants during 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions regarding the year ended December 31, 2002.

Stockholder Proposals for 2004 Annual Meeting

It is currently contemplated that our 2004 Annual Meeting of Stockholders will be held on or about May 6, 2004. In the event that a stockholder desires to have a proposal considered for presentation at the 2004 Annual Meeting of Stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than

November 30, 2003. Any such proposal must comply with the requirements of our Bylaws and Rule 14a-8 promulgated under the Exchange Act. If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2004 Annual Meeting of Stockholders or seeks to nominate a candidate for election or to propose business for consideration at such meeting, we must receive notice of such proposal no earlier than February 8, 2004 and no later than March 9, 2004. If the notice is not received between February 8, 2004 and March 9, 2004 it will be considered untimely under our Bylaws, and we will have discretionary voting authority under proxies solicited for the 2004 Annual Meeting of Stockholders with respect to such proposal, if presented at the meeting.

Other Matters

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof and in the direction of the proxy holders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PAN PACIFIC RETAIL PROPERTIES, INC.

1631-B SOUTH MELROSE DRIVE

VISTA, CALIFORNIA 92083

The undersigned, a stockholder of Pan Pacific Retail Properties, Inc., a Maryland corporation, hereby appoints Stuart A. Tanz and David P. Zimel and each or either of them as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of common stock which the undersigned is entitled to vote at the annual meeting of Pan Pacific Retail Properties, Inc. to be held on Thursday, May 8, 2003, and any and all adjournments or postponements thereof, in the manner specified. The undersigned hereby acknowledges receipt of the Notice of such annual meeting and of the accompanying Proxy Statement.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE

NOMINEES FOR DIRECTOR, “FOR” PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO THE 2000 STOCK

INCENTIVE PLAN AND “AGAINST” PROPOSAL THREE: STOCKHOLDER PROPOSAL.

Should any other matters requiring a vote of the stockholders arise, the above named proxies are authorized to vote the same in accordance with their best judgement in the interest of Pan Pacific Retail Properties, Inc. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Proposal One:    Election of Directors

The Board of Directors recommends a vote FOR each of the following nominees for director:

Nominees:        Joseph P. Colmery         Stuart A. Tanz

FOR all of the nominees listed above	WITHHOLD AUTHORITY to vote as to all of the nominees listed above	*EXCEPTIONS: FOR all the nominees except those listed below
☐	☐	☐

*Exceptions

Proposal Two:    Amendment to the 2000 Stock Incentive Plan of Pan Pacific Retail Properties, Inc.

The Board of Directors recommends a vote FOR the Plan Amendment:

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal Three:    Stockholder Proposal

The Board of Directors recommends a vote AGAINST the Stockholder Proposal:

FOR	AGAINST	ABSTAIN
☐	☐	☐

Dated:	, 2003
(SEAL)
(SEAL)

(Please sign exactly as name or names appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)